Exhibit 5.1
Fulbright & Jaworski L.L.P.

Collegiate Pacific Inc.	June 29, 2007
1901 Diplomat Drive
Dallas, TX 75234
Re: Collegiate Pacific Inc. — Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as counsel to Collegiate Pacific Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 500,000 shares of the common stock, par value $0.01 per share, of the Company (the “Shares”) issuable upon exercise of Incentive and Nonqualified Stock Options (collectively, the “Options”) granted or to be granted under the Collegiate Pacific Inc. 2007 Stock Option Plan (the “Plan”), as more fully described in the Registration Statement.
     In connection with the opinions expressed herein, we have examined copies or originals of such certificates, instruments, documents, records and matters of law as we have deemed necessary for the purposes of such opinions. We have examined, among other documents, the following:
     (1) the Registration Statement;
     (2) the Certificate of Incorporation, as amended, and the Bylaws, as amended, of the Company; and
     (3) minutes and such other documents, records, certificates, memoranda and other instruments we have deemed necessary as a basis for the opinions expressed herein.
     In rendering the opinions set forth below, we have assumed, without independent investigation, that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents, (iv) each natural person signing any document reviewed by us had the legal capacity to do so, (v) each person signing in a representative capacity (other than on behalf of the Company) any document reviewed by us had authority to sign in such capacity, (vi) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and comply with all applicable laws, and (vi) the Company and its employees, officers, Board of Directors and any committees appointed to administer the Plan will comply with the terms of the Plan.
     Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

Collegiate Pacific Inc.
June 29, 2007

     Upon the issuance of the Shares in accordance with the terms and conditions of the Plan, including the receipt prior to issuance by the Company of the full consideration for the Shares (which consideration will be at least equal to the par value thereof), the Shares will be validly issued, fully paid and nonassessable shares of common stock of the Company.
     The foregoing opinions are qualified to the extent that the enforceability of any document, instrument, the Shares or the Options may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.
     The opinions expressed herein are based solely upon and limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, and we express no opinion with respect to any other laws.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission issued thereunder.
Sincerely,
/s/ Fulbright & Jaworski L.L.P.